Exhibit 10.16

LICENSE AGREEMENT

THIS LICENSE AGREEMENT (this “Agreement”) is made and entered into as of September 13th, 2022, by and between NWALP TPOP Property Owner LLC, a Delaware limited liability company (“Licensor”), and Upstream Bio, Inc., a Delaware corporation (“Licensee”).

A. Licensor is the owner of certain real property located 460 Totten Pond Road, Waltham, Massachusetts and the building situated thereon (the “Property”) which is part of that certain office park known as “Totten Pond Office Park”, comprised of three office buildings known as and numbered 400, 410 and 460 Totten Pond Road, Waltham, Massachusetts, and each located on a parcel of land, and any other improvements that may be part of such office park from time to time, as more particularly described on the attached Exhibit “A-1” which is incorporated herein by reference (the “Office Park”).

B. Licensee has requested the right to use the space consisting of approximately of 2,676 rentable square feet of office space known as Suite 480, located in the building whose address is 460 Totten Pond Road, Waltham, Massachusetts (the “Building”) and as depicted on Exhibit A-2 attached hereto (the “License Area”) to conduct the Permitted Uses (as hereinafter defined) on the Property as further set forth herein.

C. Licensor has agreed to grant Licensee the right to use the License Area in which Licensee can operate the Permitted Uses, subject to the terms and conditions of this Agreement.

NOW THEREFORE, in consideration of the above recitals and the mutual covenants and agreements as set forth herein, Licensor and Licensee hereby agree as follows:

1. Grant of License.

(a) License Area: Licensor hereby grants Licensee an exclusive license to use the License Area. Nothing in this Agreement shall be construed to create any relationship between the parties other than that of licensor and licensee.

(b) Permitted Uses. Licensor hereby permits Licensee to use the License Area for general office use and accessory uses to the same (the “Permitted Uses”). Notwithstanding the foregoing, Licensee shall only be permitted to use the License Area for the Permitted Uses provided the Permitted Uses are allowed and permitted by any and all applicable city, state and federal laws, regulations, ordinances or codes (collectively, the “Applicable Laws”).

(c) Common Areas. Licensee shall have the non-exclusive right during the Term to use the Common Areas without charge for itself, its employees, agents, customers, invitees for ingress, egress, utility service, and other incidental uses, including the use of sidewalks, streets, driveways, utility lines and other improvements in the Common Areas. As used herein, “Common Areas” shall mean all areas within and on the Property that are available for the common use of occupants of the Property including, but not limited to driveways, sidewalks, loading areas, access roads, corridors, landscaping and planted areas and the parking areas within the Office Park. Licensee’s employees and invitees shall be entitled to use up to nine (9) of the parking spaces located on the Office Park on an unreserved, non-exclusive basis.

2. Successors. Licensor and Licensee hereby acknowledge and agree that the grant of the license to utilize the License Area for the Permitted Uses and the respective rights and obligations thereof shall be (i) binding on Licensor, and its successors and assigns, and (ii) binding on Licensee, and its successors and assigns.

3. License Term. The term of this Agreement (“Term”) shall commence on October 1, 2022 (the “License Commencement Date”) and shall continue on a month-to month basis provided, however, Licensor or Licensee may elect to terminate this Agreement at any time by providing sixty (60) days prior written notice thereof to the counterparty (the “License Expiration Date”).

4. Rents and Fees Payable to Licensor.

Licensee shall pay a “License Fee” in monthly installments as follows in the amount of Five Thousand Seven Hundred Ninety-Eight and 00/100 Dollars ($5,798.00) per calendar month payable, without demand or notice and without any deduction or offset, in advance on the first (1st) day of each calendar month. Any partial month shall be prorated accordingly. The payment of the License Fee shall commence on the License Commencement Date.

All amounts payable to Licensor pursuant to this Agreement shall be paid by Licensee to Licensor at: NWALP TPOP Property Owner, LLC, P.O. Box 780893, Philadelphia, PA 19178-0893, or at such other address as may be designated in writing to Licensee from time to time by Licensor. In the event that any amount due from Licensee to Licensor under this Agreement is not paid within five (5) business days after Licensee’s receipt of written notice from Licensor, provided, however, once Landlord has given Tenant two (2) such notices (whether as to one or more than one failure to pay) during each twelve (12) month period during the Lease Term, Landlord shall not be required to give further notice, then, Licensee will pay to Licensor: (i) a late fee in the amount of five percent (5%) of the overdue sum; and (ii) interest on the sums overdue at the lesser of (a) the prime rate quoted in The Wall Street Journal from time to time plus four percent (4%) and (b) the maximum rate of interest permitted by Massachusetts law (such lesser amount being referred to as the “Default Rate”).

5. Costs and Expenses Related to the Permitted Uses. In addition to the License Fee, Licensee shall pay for all utilities consumed within the License Area during the Term, as reimbursement to Licensor for the cost of any such utilities as “Additional Costs” in the amount of Four Hundred Forty-Six and 00/100 ($446.00) per month in the manner and at the same time as set forth in Section 4 above with respect to License Fee.

6. Delivery of the License Area.

(a) Inspection; Condition of the License Area. Licensee and Licensor acknowledge that the condition of the License Area at the time of the inspection shall constitute the “original state” of the License Area for the purposes of this Agreement. Licensor makes no representations or warranties or covenants of any kind, express or implied with respect to the physical or operating or environmental conditions or repair of the License Area or any improvements located thereon or utilities or septic or sewer systems servicing same or the use and operation to which the License Area shall be put by Licensee or the applicability of or compliance with any applicable federal, state, or city or other public or governmental authorities now or hereinafter having or claiming jurisdiction over the License Area. Licensor also makes no representations or warranties with respect to the habitability, merchantability or fitness of the License Area for a specific purpose including, but not limited to, the Permitted Uses. Licensee shall utilize the License Area in its “AS-IS” and “WHERE-AS” condition.

(b) Consent, Permits and Approvals. Licensee at its sole expense, shall apply for and obtain any and all applicable consents, permits, licenses and/or approvals which may be required to conduct the Permitted Uses, including, without limitation, the City of Waltham or any other applicable state, city or federal authority.

(c) Care of Property. Licensee shall, at its sole cost and expense, keep and maintain the License Area, in good condition and repair. Any damage, destruction, or debris around, to, or on the License Area caused by Licensee shall be Licensee’s responsibility and Licensee shall assume complete responsibility for damage or loss to the License Area arising exclusively from the Permitted Uses, and Licensee shall repair, at Licensee’s sole cost and expense, any and all such damage and injury thereto, except to the extent that such damage or loss is due solely to the negligence or willful misconduct of Licensor or Owner Parties (as hereinafter defined). Upon the expiration or earlier termination of this Agreement, Licensee shall return the License Area to the original state, reasonable wear and tear excluded. The costs of any clean-up or restoration efforts made by Licensor as a result of the Permitted Uses will be charged to and paid by Licensee.

(d) Covenants. Licensee covenants and agrees that it shall not injure, deface, or otherwise harm the License Area or use the License Area in any manner that will constitute waste, or a material nuisance to exist in the License Area by reason of the acts of the Licensee, nor permit any activity or omission which results in a material nuisance nor permit the emission of any objectionable noise, vibration or odor by reason of the acts of the Licensee that interferes with tenants or other occupants having business within the Building, nor permit any use of the License Area which will invalidate or increase the premiums on any of the Licensor’s insurance.

(e) Alterations. Licensee shall not place or construct any improvements, structures, alterations, modifications, signs, communications equipment, wiring or additions in, to, or upon the License Area (each, an “Alteration”) without the prior written approval of Licensor which approval shall not be unreasonably withheld, conditioned, or delayed, provided that Licensor may be withhold such approval in its sole and absolute discretion in the event that such Alteration would potentially affect the Building’s heating, ventilating, and air-conditioning, life safety, electrical, plumbing, mechanical or utility systems or any other Building systems or the roof, window frames, outside walls, or load bearing portions of the walls, columns, beams, concrete slab, footings, and structural beams of the roof of the Building.

7. Compliance with Laws. Licensee, at Licensee’s expense, shall promptly comply with all laws, ordinances, orders, rules, regulations and requirements of all governmental authorities having jurisdiction, affecting or applicable to conducting the Permitted Uses including, without limitation, the Applicable Laws, provided, however, the foregoing shall not require Licensee to make alterations to the License Area, the Building, or the Property to comply with any Applicable Laws unless such compliance is required solely as a result of Licensee’s particular use of the License Area (as opposed to general office use). Licensee shall maintain sufficient supervision and control of Licensee’s employees, agents, contractors, licensees, invitees and guests with respect to the aforementioned parties’ compliance with Applicable Laws.

8. Environmental.

(a) During the term of this Agreement and in connection with its use of the License Area, Licensee shall, at its sole cost and expense, comply with all present and future laws, statutes, ordinances, rules and regulations, orders, judgments, decrees, licenses and permits including all “Environmental Laws”, of all applicable federal, state and local governmental or quasi-governmental authorities, subdivisions, departments, agencies and the like, and with the rules, regulations and requirements of the Licensor’s and Licensee’s insurance underwriters. Licensee shall promptly pay all fines, penalties and damages that may arise out of or be imposed because of its failure to comply with the provisions of this Agreement.

(b) The term “Environmental Laws” shall mean any and all federal, state and local ordinances, statutes, laws, regulations, rules, orders, judgments, decrees, licenses, permits and policies, as may be amended, relating to the natural environment including but not limited to laws regarding clean air, clean water, storm water and/or sewage disposal, transportation and/or disposal of soil and hazardous substances, materials or wastes, and federal or state environmental reporting or oversight.

(c) Except as otherwise expressly provided in this Agreement and except for the storage, handling and use of reasonable quantities and types of cleaning fluids and office supplies in the License Area in the ordinary course and the prudent conduct of Licensee’s business in the License Area, Licensee shall not generate, store, handle or dispose of any oil or any hazardous waste or hazardous substances in, on, about, or from the License Area or the Property in any manner contrary to federal, state or local Environmental Laws and regulations, including, without limitation, Chapters 21C and 21E of Massachusetts General Laws and the regulations promulgated thereunder. Licensor is, to the best of its knowledge, not aware of the generation, storage, handling or disposal of any such substance in, on, about, or from the License Area or the Property by any person or entity in any fashion contrary to any such law or regulation. Licensee agrees to notify Licensor promptly in the event that it becomes aware of any such improper generation, storage, handling or disposal. For purposes of this Section, the terms “oil”, “hazardous waste” and “hazardous substance” shall have the meanings ascribed to them in such Chapters 21C and 21E.

(d) Licensee shall provide Licensor with copies of any notices of releases of oil or hazardous materials or substances which are given by or on behalf of Licensee to any federal, state or local agencies or authorities with respect to the License Area or the Property. Such copies shall be sent to Licensor concurrently with their being mailed or delivered to the appropriate governmental agencies or authorities. Licensee also shall provide Licensor with copies of any Notices of Responsibility or Notices of Noncompliance or any other notices received by or on behalf of Licensee from any such agencies or authorities concerning any non-compliance with Environmental Laws, including but not limited to notices regarding the generation, storage, transportation or disposition of oil or hazardous materials, wastes or substances located on or about the License Area or the Property.

(e) To the fullest extent permitted by law, Licensee shall defend, indemnify and hold harmless the Owner Parties (as defined below) from and against any and all costs, damages and expenses incurred and/or loss sustained (including reasonable attorneys’ and experts’ fees and other expenses), or penalties imposed by agencies by law authorized to do so, arising out of the failure of Licensee to observe, obey and comply with the Environmental Laws. Said “expenses incurred” shall, without limitation, include all loss or expense directly associated with remedying the condition or conditions not in conformity with the Environmental Laws, including but not limited to the costs of remediating any real property and any personal injury resulting from or arising out of the release of oil or hazardous materials into the natural environment, together with all loss sustained by reason of business interruptions occasioned by executive, administrative or judicial order consequent upon the Environmental Laws, or business interruption directly consequent upon the remedying of the condition not in conformity with the Environmental Laws. This indemnification shall survive the expiration or earlier termination of this Agreement. The parties agree, however, that the foregoing indemnification and hold harmless shall not apply to, and Licensee shall not be obligated to defend or indemnify Licensor or the Owner Parties for, any claims to the extent any of the foregoing arise solely out of or are solely caused by the negligence or willful misconduct of Licensor or any of the Owner Parties or those for whom Licensor is responsible at law.

9. Insurance and Indemnity.

(a) Licensee shall fully indemnify and hold harmless Licensor, and its respective directors, officers, subsidiaries, employees, affiliates, agents, joint venture partners, successors and assigns (collectively, the “Owner Parties”), from any and all suits, judgments, litigation, claims, damages, injuries, deaths, liabilities, losses and expenses (including but not limited to reasonable attorney’s fees, incurred in defending any claim by a third person, amounts paid in settlement of any claim or suit and costs of clean up, restoration, remediation or removal), fines, penalties and interest, whether or not involving a third party claim arising out of the use of the Property by Licensee, and any of its employees, agents, contractors, licensees, invitees and guests, in connection with the Permitted Uses. The parties agree, however, that the foregoing indemnification and hold harmless shall not apply to, and Licensee shall not be obligated to defend or indemnify the Owner Parties for, any claims to the extent any of the foregoing arise out of or are caused solely by the negligence or willful misconduct of Licensor or any of the Owner Parties, or Licensor’s invitees, or those for whom Licensor is responsible at law.

(b) Licensor shall fully indemnify and hold harmless Licensee, and its respective directors, officers, subsidiaries employees, affiliates, agents, joint venture partners, successors and assigns (collectively, the “Licensee Parties”), from any and all suits, judgments, litigation, claims, damages, injuries, deaths, liabilities, losses and expenses (including but not limited to reasonable attorney’s fees, incurred in defending any claim by a third person, amounts paid in settlement of any claim or suit and costs of clean up, restoration, remediation or removal), fines, penalties and interest, whether or not involving a third party claim arising out of arising out of the failure of Licensor or any Owner Parties to perform any covenant, term or condition of this Agreement. The parties agree, however, that the foregoing indemnification and hold harmless shall not apply to, and Licensor shall not be obligated to defend or indemnify the Licensee Parties for, any claims to the extent any of the foregoing arise out of or are caused solely by the gross negligence or willful misconduct of Licensee or any of the Licensee Parties or Licensee’s invitees to the Premises.

(c) Insurance. Licensee, at its sole cost and expense, shall maintain and keep in full force and effect the following insurance:

(i) Commercial General Liability Insurance for limits of not less than $1,000,000 per occurrence Bodily Injury and Property Damage combined and $2,000,000 in the aggregate.

(ii) Intentionally deleted.

(iii) Workers Compensation Insurance with no less than the minimum limits required by law.

(iv) Employer’s Liability Insurance with minimum limits of ($100,000) Each Accident, ($500,000) Disease policy limit, ($100,000) Disease each employee.

(d) All policies of insurance required to be carried by Licensee pursuant to this Section 9 shall be written by licensed and responsible insurance companies authorized to do business in the Commonwealth of Massachusetts. A certificate of the insurance, evidencing the aforementioned coverages and reasonably satisfactory to Licensor, shall be delivered to Licensor prior to Licensee conducting any of any Permitted Uses. All such certificates shall list Licensor, Licensor’s mortgagee, and their respective assigns, subsidiaries, members, managers, officers, agents, owners, and employees, and any such parties who have an interest in the Property and designated by Licensor from time to time during the Term as additional insureds on a primary and non-contributory basis, as their interests appear, insured on an occurrence basis and not be cancelable within thirty (30) calendar days written notice to Licensor and its mortgagee(s). Any such policy will contain a provision requiring the insurance carriers to waive their rights of subrogation against Licensor. Neither party shall be liable to the other for any loss or damage to the Property or Licensee’s personal property thereon caused by any of the risks covered by insurance and there shall be no subrogated claim by one party’s insurance carrier against the other party arising out of any such loss.

10. Surrender of the License Area. On or before the License Expiration Date at 12:00 a.m. midnight, Licensee shall vacate and surrender the License Area, remove all of its personal property from the License Area and Property along with any trash or debris brought on to the License Area and Property by Licensee and shall return the License Area and portions of the Property which have been utilized by Licensee to their original state, ordinary wear and tear excepted.

Notwithstanding anything in this Agreement to the contrary, if Licensee fails to surrender the License Area upon the License Expiration Date or the earlier termination of this Agreement, Licensee shall not be liable for any consequential damages unless such holdover extends beyond sixty (60) days.

11. Default. The following, after the expiration of the applicable notice and cure periods set forth below, shall be deemed a default by under the terms of this Agreement:

(a) Failure by Licensee to pay any amount due from Licensee to Licensor within five (5) business days after Licensee’s receipt of written notice from Licensor, provided, however, once Landlord has given Tenant two (2) such notices (whether as to one or more than one failure to pay) during each twelve (12) month period during the Lease Term, Landlord shall not be required to give further notice;;

(b) the failure of a party to comply with or perform any material term, condition, covenant contained herein;

(c) the appointment of a receiver, receiver-manager, trustee, liquidator or custodian duly appointed to administer all or a substantial part of the business of such party, which appointment is not vacated within thirty (30) days of appointment;

(d) the making by a party of a general assignment or attempted assignment for the benefit of creditors which has not been withdrawn within thirty (30) days of its filing or the filing by a party of a voluntary petition of bankruptcy or is petitioned into bankruptcy and such petition has not been dismissed, stayed or withdrawn within thirty (30) days of its filing; AND/OR

(e) Failure by Licensee to maintain the policies of insurance required under this Agreement.

In the event of an occurrence of one or more of the events described in this Section 11(b)-(e) which continues for more than thirty (30) calendar days after the defaulting party’s receipt of written notice thereof (or in the event of an allegation of material breach or default not reasonably curable within thirty (30) calendar days of such notice, if the defaulting party has not begun using diligent efforts to cure such alleged breach or default within such thirty (30) calendar days), in addition to all other rights and remedies available at law or in equity, the non-defaulting party shall be entitled to terminate this Agreement upon written notice to the defaulting party.

12. Waiver. Failure on the part of either party to complain of any action or non-action on the part of the other party, no matter how long the same may continue, shall not be deemed to be a waiver by either party of any of its rights hereunder. No waiver at any time of any of the provisions hereof by either party shall be construed as a waiver of any of the other provisions hereunder, and waiver at any time of any of the provisions hereof shall not be construed as a waiver at any subsequent time of the same provisions.

13. Attorneys’ Fees. In the event that legal action is commenced to enforce any provisions of this Agreement or any right of either party hereto, the prevailing party shall be entitled to recover its costs and expenses in connection therewith, including reasonable attorneys’ fees and court costs incurred.

14. Invalidity. If any term or provision of this Agreement or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it held invalid or unenforceable, shall not be affected thereby and each term and provision of this Agreement shall be valid and be enforced to the fullest extent permitted by law.

15. Notices. All notices given hereunder shall be in writing and shall be deemed to have been duly given if delivered personally with receipt acknowledged or sent by registered or certified mail or equivalent or by nationally recognized courier, addressed or sent to the parties at their respective addresses as follows:

If to Licensor:	NWALP TPOP Property Owner LLC
c/o Anchor Line Partners
One Post Office Square, Suite 4100
Boston, Massachusetts 02109

With a copy to:	Adler Pollock & Sheehan P.C.
175 Federal Street, 10th Floor
Boston, MA 02110
Attn: Jonathan M. Sachs, Esquire

If to Licensee:	Upstream Bio, Inc.
460 Totten Pond Road, Suite 420
Waltham, Massachusetts 02451

With a copy to:	Goodwin Procter LLP
100 Northern Avenue
Boston, Massachusetts 02210
Attn: Stephanie M. Toribio, Esq.

16. Governing Law. This Agreement shall be governed exclusively by the provisions hereof and by the laws of the Commonwealth of Massachusetts, without regard to its conflicts of laws provisions.

17. Section Headings. The section headings throughout this instrument are for convenience and reference only, and the words contained therein shall in no way be held to explain, modify, amplify or aid in the interpretation, construction or meaning of the provisions of this Agreement.

18. Assignment. Licensee shall not sell, transfer or assign any of its interest in and to this Agreement or the Property without the prior written consent of Licensor, which consent shall not be unreasonably withheld, conditioned or delayed.

19. Entire Agreement. This Agreement, together with the exhibits hereto, contains all the representations and the entire understanding between the parties hereto with respect to the subject matter hereof. Any prior correspondence, memoranda or agreements are replaced in total by this Agreement and exhibits hereto. This Agreement may be modified only by an agreement in writing signed by each of the parties.

20. No Third Party Beneficiaries. The provisions of this Agreement are for the exclusive benefit of the parties, their successors and permitted assigns, and not for the benefit of any third person, nor shall this Agreement be deemed to have conferred any rights, express or implied, upon any third person. It is expressly understood and agreed that no modification or amendment, in whole or in part, shall require any consent or approval on the part of any occupant other than a party.

21. Force Majeure. The parties shall not be deemed to have defaulted or failed to perform any obligation hereunder if that party’s default or inability to perform (including, without limitation, the cancellation of a scheduled event) shall have been caused by Force Majeure (as hereinafter defined), then the time for performance of such obligation shall be excused for the period of such delay or prevention and extended for a period equal to the period of such delay or prevention. The term “Force Majeure” shall for the purposes of this Agreement mean an event or events beyond the control and without the fault of that party, including (without limitation) acts of God, acts of Government, fire or other casualty, flood, dangerous weather conditions, death, injury, failure to obtain a required permit, explosions, strikes, labor disputes, vandalism or sabotage, acts of war or a public enemy, terrorist acts, civil riots or commotions, or acts of military authority, any other unforeseeable causes beyond the responsible party’s reasonable control (whether similar or dissimilar to the foregoing events), provided the same is not the result of the negligence or fault of such party and cannot, by the exercise of commercially-reasonable due diligence, be overcome or avoided by the party claiming the Force Majeure event.

22. No Lease Created. This Agreement does not and shall not be deemed constitute a lease or a conveyance of personal or real property by Licensor to Licensee. Licensee and Licensor agree that Licensee’s use of the License Area is a license of the License Area and appurtenant reasonably required areas for ingress, egress and other common areas, only and not a lease, revocable by each party in accordance with the terms of this Agreement, and that this Agreement does not grant to Licensee any interest in real property.

23. Relationship of the Parties. Nothing contained in this Agreement will be deemed to constitute Licensee and Licensor as partners or joint venturers with each other. Each party acknowledges and agrees that it neither has nor will give the appearance or impression of having any legal authority to bind or commit the other party in any way. Each party agrees that it will be solely responsible for the payment of all wages, federal, state and local income taxes, as well as all workers’ compensation insurance requirements for all personnel it supplies pursuant to this Agreement.

24. Counterparts. This Agreement may be executed by facsimile and PDF (and other similar electronic format) and in any number of counterparts, and each of such counterparts shall be deemed an original. Any signature to this Agreement transmitted via facsimile (or other electronic means, e.g., DocuSign) shall be deemed an original signature and be binding upon the parties hereto.

25. [Intentionally Omitted]

26. Brokerage. Licensor and Licensee each hereby warrants and represents to the other that it has dealt with no broker in connection with the consummation of this Agreement and, in the event of any brokerage claims predicated upon prior dealings with Licensor or Licensee, the party participating in such prior dealings shall defend the same and indemnify the other party hereto against any such claim.

27. Waiver. Licensee and Licensor hereby KNOWINGLY AND VOLUNTARILY WAIVE TRIAL BY JURY in any action, proceeding or counterclaim brought by either party against the other or any matter whatsoever arising out of or in any way connected with this Agreement, the relationship of the Licensor and Licensee created hereby, Licensee’s use or occupancy of the License Area, and/or any claim for injury or damage. In the event Licensor commences any action or proceeding for non-payment of charges or sums due hereunder, Licensee shall not interpose any counterclaim of any nature or description in any action or proceeding, but such claim shall be relegated to an independent action of law.

ACCEPTED AND AGREED as of the date above first written.

LICENSOR:

NWALP TPOP PROPERTY OWNER LLC, a Delaware limited liability company

By: ALP PHOP Manager, LLC, a Massachusetts limited liability company, its appointed representative

By:	/s/ Brian Chaisson
Name:	Brian Chaisson
Title:	Manager

LICENSEE:

UPSTREAM BIO, INC., a Delaware corporation

By:	/s/ Adam Houghton
Name:	Adam Houghton
Title:	Chief Business Officer

Exhibit “A-1”

Property Description

Exhibit “A-2”

The License Area

FIRST AMENDMENT TO LICENSE AGREEMENT

This FIRST AMENDMENT TO LICENSE AGREEMENT (this “Amendment”) is entered into this 28th day of October, 2022 (the “Effective Date”) by and between NWALP TPOP Property Owner LLC, a Delaware limited liability company (“Licensor”), and Upstream Bio, Inc., a Delaware corporation (“Licensee”).

W I T N E S S E T H:

WHEREAS, Licensor and Licensee entered into that certain License Agreement dated as of September 13, 2022 (the “License Agreement”), regarding premises consisting of approximately 2,676 rentable square feet and situated in that certain building located at 460 Totten Pond Road, Waltham, Massachusetts; and

WHEREAS, Licensee has requested the License Area be expanded to include that certain office space located within the Building known as Suite 460 and consisting of approximately 5,470 rentable square and as depicted on Exhibit “A-3” attached hereto (the “Expansion License Area”).

WHEREAS, Licensor and Licensee mutually desire to amend the License Agreement as provided for below.

NOW, THEREFORE, in consideration of the mutual covenants contained in this Amendment, the License Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Licensor and Licensee hereby agree as follows effective as of the Effective Date:

1.	The “Expansion Commencement Date” shall be defined herein as the later of (i) November 1, 2022, and (ii) the date that Licensor delivers the Expansion License Area to the Licensee.

2.	As of Expansion Commencement Date:

A.

The definition of “License Area” as used in the License Agreement shall be amended to mean, together, the following: (i) that certain space consisting of approximately of 2,676 rentable square feet of office space located in the Building and known as Suite 480 as depicted on Exhibit A-2 of the License Agreement (the “Original License Area”) and (ii) the Expansion License Area. The License Area shall consist of a total of approximately 8,146 rentable square feet; and

B.	Exhibit “A-2” of the License Agreement shall be amended to refer to the Original License Area.

C.	Exhibit “A-3” attached hereto shall be incorporated into the License Agreement and made a part thereof.

3.

As of March 1, 2023, the License Fee owed by Licensee to Licensor pursuant to Section 4 of the License Agreement shall be increased to Seventeen Thousand Six Hundred Forty-Nine and 67/100 Dollars ($17,649.67) per month and the Additional Costs due from Licensee pursuant to Section 5 of the License Agreement shall be increased to One Thousand Three Hundred Fifty Seven and 67/100 Dollars ($1,357.67).

4.

As material inducement to Licensor entering into this Amendment, Licensee represents and certifies to Licensor that as of the date hereof: (i) the License Agreement as modified by this Amendment, contains the entire agreement between the parties hereto relating to the License Area, as amended by this Amendment, and that there are no other agreements between the parties relating to the License Area, as amended by this Amendment, the License Agreement or the Building which are not contained or referred to herein or in the License Agreement, (ii) as of the Effective Date, Licensor is not in default in any respect in any of the terms, covenant and conditions of the License Agreement, (iii) as of the Effective Date, Licensee has no existing set-offs, counterclaims or defenses against Licensor under the License Agreement, (iv) Licensee has not assigned or pledged its leasehold interest under the License Agreement or sublet or licensed or granted any other occupancy rights with respect to any or all of the License Area, (iv) no consent or approval of any third party or parties is required in order for Licensee to enter into and be bound by this Amendment and (vi) Licensee is not, and the performance by Licensee of its obligations hereunder shall not render Licensee, insolvent within the meaning of the United States Bankruptcy Code, the Internal Revenue Code or any other applicable law, code or regulation.

5.	Licensee acknowledges and agrees that:

(i)

Licensee is in occupancy of the Original License Area and that Licensor has no obligation to perform any work or improvements to the Original License Area under the terms of the License Agreement as amended by this Amendment. Licensee accepts occupancy of the Original License Area for the duration of the Term in its “AS-IS” condition; and

(ii)

Licensor has no obligation to perform any work or improvements to the Expansion License Area under the terms of the License Agreement as amended by this Amendment. Upon the Expansion Commencement Date, Licensee shall accept occupancy of the Expansion License Area for the duration of the Term in its “AS-IS” condition.

6.

Licensor agrees to allow Licensee to have access to the Expansion License Area following the Effective Date for design, space planning, minor improvements, inspection and the like and for installation of its telecommunications equipment, all subject to obtaining Licensor’s approval to the extent such approval is required by Section 6(e) of the License Agreement. Prior to any entry onto the Expansion License Area, Licensee shall deliver to Licensor certificates of insurance

2

evidencing the coverages required pursuant to the License Agreement. With respect to the period commencing upon any such early entry, all of Tenant’s obligations hereunder (other than its obligation to pay the License Fee and Additional Costs) shall commence. Notwithstanding the foregoing, upon the commencement of any such installation or construction within the Expansion License Area, if applicable, Tenant’s obligation to pay the increased amount of Additional Costs, as set forth in Section 3 of this Amendment, shall commence therewith.

7.

Licensor and Licensee hereby represent that they have not dealt with any brokers with respect to the transactions contemplated by this Amendment that are owed a fee in connection therewith from Licensor or Licensee. Licensor and Licensee hereby agree to defend, indemnify and hold harmless the other, and its successors and assigns, against and from all claims, losses, liabilities and expenses including, without limitation, reasonable attorney’s fees, arising out of any claim by any broker, consultant, finder or like agent, which are based upon alleged dealings with the Licensor or Licensee with respect to this Amendment.

8.	Capitalized terms that are not otherwise defined herein shall have the meaning set forth in the License Agreement.

9.	Other than as expressly set forth herein, the terms and provisions of the License Agreement are hereby ratified, confirmed and shall remain unmodified and in full force and effect.

10.	This Amendment shall be governed by the laws of the Commonwealth of Massachusetts without regard to its conflict of law provisions.

11.

This Amendment may be executed in counterparts, each of which shall constitute an original document and all of which, together, shall constitute one and the same instrument. Signed copies of this Amendment or of the signature pages hereto may be exchanged by mail (either United States Postal Service or via reputable overnight carrier) or by e-mail in pdf, docusign or other printable format and any such method shall be equally binding on the parties and shall have the same legal effect as delivery of an original executed copy of this Amendment for all purposes, and in all circumstances, including, but not limited to, collection, admissibility, authentication, or any other legal purpose.

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IN WITNESS WHEREOF, Licensor and Licensee have each caused this Amendment to be executed as of the date first above written.

LICENSOR:

NWALP TPOP PROPERTY OWNER LLC, a
Delaware limited liability company

By: ALP PHOP Manager, LLC, a Massachusetts limited liability company, its appointed representative

	By:	/s/ Brian Chaisson
	Name:	Brian Chaisson
	Title:	Manager

LICENSEE:

UPSTREAM BIO, INC., a Delaware corporation

By:	/s/ Adam Houghton
Name:	Adam Houghton
Title:	Chief Business Officer

Exhibit “A-3”

The Expansion License Area

SECOND AMENDMENT TO LICENSE AGREEMENT

This SECOND AMENDMENT TO LICENSE AGREEMENT (this “Amendment”) is entered into this 28th day of June, 2023 (the “Effective Date”) by and between NWALP TPOP Property Owner LLC, a Delaware limited liability company (“Licensor”), and Upstream Bio, Inc., a Delaware corporation (“Licensee”).

W I T N E S S E T H:

WHEREAS, Licensor and Licensee entered into that certain License Agreement dated as of September 13, 2022, as amended by that certain First Amendment to License Agreement dated as of October 28, 2022 (the “First Amendment”) (as so amended, the “License Agreement”), regarding premises consisting of approximately 8,146 rentable square feet and situated in that certain building located at 460 Totten Pond Road, Waltham, Massachusetts; and

WHEREAS, Licensor and Licensee mutually desire to amend the License Agreement as provided for below.

NOW, THEREFORE, in consideration of the mutual covenants contained in this Amendment, the License Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Licensor and Licensee hereby agree as follows effective as of the Effective Date:

1.	Section 3 of the License Agreement shall be deleted in its entirety and substituting therefor the following:

“License Term. The initial term of this Agreement (“Initial Term”) shall commence on October 1, 2022 (the “License Commencement Date”) and shall expire on June 30, 2023 (the “Initial Term Expiration Date”). Upon the Initial Term Expiration Date, this Agreement shall continue on a month-to month basis (the “Extension Term,” and together with the Initial Term, the “Term”) provided that either Licensor or Licensee may elect to terminate this Agreement by providing ninety (90) days prior written notice thereof (a “Termination Notice”) to the counterparty (the “License Expiration Date”). Notwithstanding the foregoing, the earliest that either party may deliver the Termination Notice shall be April 1, 2024.”

2.	For the duration of the Extension Term, Licensee shall continue to pay the License Fee and Additional Costs as set forth in Section 3 of the First Amendment.

3.	For the avoidance of doubt, Licensor shall not have the right to relocate Licensee from the License Area during the Term.

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4.

As material inducement to Licensor entering into this Amendment, Licensee represents and certifies to Licensor that as of the date hereof: (i) the License Agreement as modified by this Amendment, contains the entire agreement between the parties hereto relating to the License Area, as amended by this Amendment, and that there are no other agreements between the parties relating to the License Area, as amended by this Amendment, the License Agreement or the Building which are not contained or referred to herein or in the License Agreement, (ii) as of the Effective Date, Licensor is not in default in any respect in any of the terms, covenant and conditions of the License Agreement, (iii) as of the Effective Date, Licensee has no existing set-offs, counterclaims or defenses against Licensor under the License Agreement, (iv) Licensee has not assigned or pledged its leasehold interest under the License Agreement or sublet or licensed or granted any other occupancy rights with respect to any or all of the License Area, (iv) no consent or approval of any third party or parties is required in order for Licensee to enter into and be bound by this Amendment and (vi) Licensee is not, and the performance by Licensee of its obligations hereunder shall not render Licensee, insolvent within the meaning of the United States Bankruptcy Code, the Internal Revenue Code or any other applicable law, code or regulation.

5.

Licensee acknowledges and agrees that Licensee is in occupancy of the License Area and that Licensor has no obligation to perform any work or improvements to the License Area under the terms of the License Agreement as amended by this Amendment. Licensee accepts occupancy of the License Area for the extended duration of the Term in its “AS-IS” condition.

6.

Licensor and Licensee hereby represent that they have not dealt with any brokers with respect to the transactions contemplated by this Amendment that are owed a fee in connection therewith from Licensor or Licensee. Licensor and Licensee hereby agree to defend, indemnify and hold harmless the other, and its successors and assigns, against and from all claims, losses, liabilities and expenses including, without limitation, reasonable attorney’s fees, arising out of any claim by any broker, consultant, finder or like agent, which are based upon alleged dealings with the Licensor or Licensee with respect to this Amendment.

7.	Capitalized terms that are not otherwise defined herein shall have the meaning set forth in the License Agreement.

8.	Other than as expressly set forth herein, the terms and provisions of the License Agreement are hereby ratified, confirmed and shall remain unmodified and in full force and effect.

9.	This Amendment shall be governed by the laws of the Commonwealth of Massachusetts without regard to its conflict of law provisions.

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10.

This Amendment may be executed in counterparts, each of which shall constitute an original document and all of which, together, shall constitute one and the same instrument. Signed copies of this Amendment or of the signature pages hereto may be exchanged by mail (either United States Postal Service or via reputable overnight carrier) or by e-mail in pdf, docusign or other printable format and any such method shall be equally binding on the parties and shall have the same legal effect as delivery of an original executed copy of this Amendment for all purposes, and in all circumstances, including, but not limited to, collection, admissibility, authentication, or any other legal purpose.

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IN WITNESS WHEREOF, Licensor and Licensee have each caused this Amendment to be executed as of the date first above written.

LICENSOR:

NWALP TPOP PROPERTY OWNER LLC, a
Delaware limited liability company

By: ALP PHOP Manager, LLC, a Massachusetts limited liability company, its appointed representative

	By:	/s/ Brian Chaisson
	Name:	Brian Chaisson
	Title:	Manager

LICENSEE:

UPSTREAM BIO, INC., a Delaware corporation

By:	/s/ Adam Houghton
Name:	Adam Houghton
Title:	Chief Business Officer

June 27, 2023

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